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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
                UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND
                             EXCHANGE ACT OF 1934.

                                                Commission File Number 000-20841


                            UGLY DUCKLING CORPORATION
    -----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      4020 EAST INDIAN SCHOOL ROAD, PHOENIX, ARIZONA 85018, (602) 852-6600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                      12% SUBORDINATED DEBENTURES DUE 2003
                      11% SUBORDINATED DEBENTURES DUE 2007
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Rule 12g-4(a)(l)(i) [X]                Rule 12h-3(b)(1)(i) [X]
     Rule 12g-4(a)(1)(ii)[ ]                Rule 12h-3(b)(1)(ii)[ ]
     Rule 12g-4(a)(2)(i) [ ]                Rule 12h-3(b)(2)(i) [ ]
     Rule 12g-4(a)(2)(ii)[ ]                Rule 12h-3(b)(2)(ii)[ ]
                                            Rule 15d-6          [ ]

         Approximate number of holders of record as of the certification or notice date:

                                       ONE

    Pursuant to the requirements of the Securities Exchange Act of 1934 Ugly Duckling Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:      March 4, 2002                 By:    /s/ Jon D. Ehlinger
                                         Jon D. Ehlinger, Vice President,
                                         General Counsel, and Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.